EXHIBIT 99.1

Table of Contents

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Elizabeth Stover (949)509-4092 estover@downeysavings.com

Downey Financial Corp. Chief Administrative Officer to Retire

Newport Beach, CA (April 19, 2004) – Maurice L. McAlister, Chairman of the Board of Downey Financial Corp. (NYSE: DSL) announced today that Jane Wolfe, Downey’s Executive Vice President and Chief Administrative Officer, will retire as of June 1, 2004.

"Jane’s contributions to Downey during her 30-year career with us have been extraordinary," said Mr. McAlister. "Her remarkable leadership, expertise and commitment helped Downey grow and expand its geographic reach, becoming the strong, successful financial institution it is today. I have no doubt that as we move forward, Jane’s career achievements will continue to influence us into our future as well."

Ms. Wolfe joined Downey Savings in 1974 as a Loan Underwriter. After holding a number of positions, she was promoted to Chief Lending Officer in 1991, in charge of all mortgage-lending divisions, including Secondary Marketing, Loan Production, Loan Operations and Loan Servicing. She was appointed Executive Vice President and Chief Administrative Officer in January 2001, and continued overseeing all mortgage-related divisions, as well as Information Systems and the Internet Business Group.

In reflecting on her career at Downey Savings, Ms. Wolfe said, "Downey has been such an important part of my life over the past 30 years. It has been a great pleasure to work with, and for, so many wonderful people during this time."

"All of us at Downey join me in expressing our sincere thanks for everything she has done for Downey. We wish her the very best in her retirement," said Mr. McAlister.

Downey Financial Corp., is headquartered in Newport Beach, California, has assets of over $13 billion and is the parent company of Downey Savings and Loan Association, F.A., which has 167 locations throughout California and three branches in Arizona.